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[Logo Memory]

For More Information:
Dennis Keane                                    Lazar Partners, Ltd.
Chief Financial Officer                         Fern Lazar, President
(201) 802-7100                                  (212) 867-1765


       Memory Pharmaceuticals Reports First Quarter 2004 Financial Results
       -------------------------------------------------------------------

MONTVALE, NJ - May 18, 2004 -- Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today reported financial results for the first quarter of 2004.

Tony Scullion, Chief Executive Officer of Memory Pharmaceuticals, said, "During the first quarter of 2004, we continued to make progress on our clinical and preclinical programs in the CNS arena while preparing for our initial public offering. Through the successful completion of our IPO on April 5th, we are well positioned to advance our pipeline, including MEM 1003, for which we are currently designing a Phase II clinical trial in Alzheimer's disease. Other product candidates include two compounds in the PDE4 program, MEM 1414 and MEM 1917, which are in Phase I and preclinical development, respectively, for the treatment of Alzheimer's disease. MEM 1917 is being evaluated as a potential candidate for depression as well. In addition, we are designing a Phase I clinical trial for MEM 3454, a compound in the Nicotinic Alpha-7 program, for the treatment of schizophrenia. We look forward to advancing these compounds while continuing to pursue new drug candidates and additional potential targets."

Revenues for the first quarter of 2004 were $2.4 million compared to $1.7 million for the same quarter in 2003. Revenues for the quarters ended March 31, 2004 and 2003 relate to two separate collaborations with Roche for the development of Memory Pharmaceuticals' PDE4 inhibitor and nicotinic alpha-7 partial agonist programs. They include the currently recognizable portion of upfront licensing fees and milestone payments, in addition to payments received from Roche for research and development services.

Expenses for the first quarter of 2004 were $7.2 million, compared with $6.4 million for the same quarter of 2003. This increase of $0.8 million primarily reflects additional spending on personnel, patent, and facility-related costs in support of the company's preclinical and clinical development activities.

For the first quarter of 2004, the company reported a net loss of $4.8 million compared to a net loss of $4.6 million for the same period in 2003. Pro forma net loss per common share was $0.33 in the first quarter of 2004 compared to $0.35 for the same period of 2003. The pro forma net loss per common share gives effect to the automatic conversion of the company's outstanding convertible preferred stock into 13,295,427 shares of common stock upon completion of the

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initial public offering, and excludes the accrued preferred stock dividends that were forfeited upon the completion of Memory Pharmaceuticals' initial public offering.

The net loss attributable to common stockholders for the first quarter of 2004 was $6.7 million compared to $6.3 million for the same period in 2003. Basic and diluted net loss per common share was $5.89 for the first quarter of 2004 compared to a net loss per common share of $8.41 for the same period in 2003.

Memory Pharmaceuticals' second quarter 2004 results will reflect an equity structure consisting entirely of common shares and will be comparable with the company's pro forma amounts. The pro forma net loss per share does not reflect the 5,000,000 shares issued during the company's initial public offering and the exercise on April 20, 2004 of the underwriters over-allotment option to purchase an additional 750,000 shares of Memory's common stock.

At March 31, 2004, Memory Pharmaceuticals Corp. had cash and cash equivalents of approximately $23.6 million. This total does not reflect the net proceeds of approximately $35.4 million, after deducting underwriting discounts and offering expenses, from its initial public offering and the subsequent exercise of the underwriters' over-allotment option, both of which occurred after the close of the quarter.

Conference Call and Webcast Information
Memory Pharmaceuticals Corp. will hold a conference call and webcast on Tuesday, May 18, 2004, at 11:00 a.m. Eastern Time to discuss the Company's first quarter 2004 financial results. Tony Scullion, Chief Executive Officer, Axel Unterbeck, President and Chief Scientific Officer, and Dennis Keane, Chief Financial Officer of Memory Pharmaceuticals will host the conference call.

Investors and other interested parties may access the call as follows:

     Date:                                 Tuesday, May 18, 2004
     Time:                                 11:00 a.m. EDT
     Telephone (U.S.):                     1-800-901-5241
     Telephone (International):            + 1-617-786-2963
     Participant Passcode                  77081983
     Webcast:                              www.memorypharma.com, under the
                                           investor relations section

An audio replay of the conference call will be available from 1:00 p.m. EDT on Tuesday, May 18, 2004 until midnight on Monday, May 24, 2004. To access the replay, please dial 1-800-286-8010 (US/Canada); international +1-617-801-6888. The conference ID number is 44117070. A replay of the webcast will be archived for listening at the same location for 7 days.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as Alzheimer's disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.


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Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: completing preclinical and clinical trials of the company's drug candidates that demonstrate these candidates' safety and effectiveness; the company's dependence on its collaborations with Roche; the company's ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the company's collaborations; protecting the intellectual property developed by or licensed to the company; and obtaining additional financing to support the company's R&D and clinical activities and other operations. These and other risks are described in greater detail in the "Risk Factors" section of the final prospectus relating to the company's initial public offering filed with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

                                 (tables follow)




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                          MEMORY PHARMACEUTICALS CORP
                       CONDENSED STATEMENTS OF OPERATIONS
             (in thousands ~ except share and per share information)
                                   (unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                    ----------------------------
                                                         2004            2003
                                                    ------------    ------------

Revenue ........................................   $      2,371    $      1,723

Operating costs and expenses:
  Research and development .....................          5,815           5,394
  General and administrative ...................          1,378             964
                                                   ------------    ------------
  Total operating costs and expenses ...........          7,193           6,358
                                                   ------------    ------------
Loss from operations ...........................         (4,822)         (4,635)

Interest income (expense), net .................             (8)              7
                                                   ------------    ------------
Net loss before income taxes ...................   $     (4,830)   $     (4,628)
Income taxes ...................................              2               6
                                                   ------------    ------------
Net loss .......................................   $     (4,832)   $     (4,634)
Less preferred stock dividends and accretion ...          1,917           1,665
                                                   ------------    ------------
Net loss attributable to common stockholders ...   $     (6,749)         (6,299)
                                                   ============    ============
Basic and diluted net loss per common share ....   $      (5.89)   $      (8.41)
                                                   ============    ============
Basic and diluted weighted average number of
common shares outstanding ......................      1,146,307         749,182

  Pro forma basic and diluted net loss per
  common share(1)...............................   $      (0.33)   $      (0.35)
  Pro forma basic and diluted weighted average
  number of common shares outstanding(1)........     14,443,270      13,118,683


--------
1 Pro forma basic and diluted net loss per share gives effect to the automatic conversion of the company's outstanding convertible preferred stock into 13,295,427 shares of common stock for the first quarter of 2004 and 12,369,501 shares for the first quarter of 2003. This automatic conversion of the company's outstanding convertible preferred stock into shares of common stock occurred upon completion of the initial public offering.




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
                          MEMORY PHARMACEUTICALS CORP.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                              March 31, 2004   December 31, 2003
                                              --------------   -----------------

ASSETS
  Cash and cash equivalents ....................  $   23,634           $  30,107
  Other current assets .........................       3,078               3,683
  Restricted cash ..............................         505                 505
  Property and equipment, net ..................      10,449               9,085
  Other assets .................................          46                  54
                                                  ----------           ---------
     Total assets ..............................  $   37,712           $  43,434
                                                  ==========           =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
  Current liabilities ..........................  $   9,028           $   9,514
  Equipment notes payable, less current portion.      2,248               2,112
  Deferred revenue--long term ..................     16,245              16,990
                                                  ----------           ---------
     Total liabilities .........................      27,521              28,616

Preferred stock and accrued dividends ..........     106,192             104,275
Stockholders' deficit ..........................     (96,001)            (89,457)
                                                  ----------           ---------
     Total liabilities and stockholders'
     deficit ...................................  $   37,712           $  43,434
                                                  ==========           =========


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